UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 28, 2004

C-COR.net Corp.

(Exact name of Registrant as specified in its charter)

Pennsylvania	0-10726	24-0811591
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Decibel Road, State College, Pennsylvania	16801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (814) 238-2461

(Former name or former address, if changed since last report.)

Item 2. Acquisition or Disposition of Assets.

On May 28, 2004, the Registrant completed its purchase of certain assets and the assumption of certain liabilities of Lantern Communications, Inc. (” Lantern”).

Lantern, located in Sunnyvale, California, is a provider of Metropolitan Area Network packet-based transport solutions, which incorporate advanced bandwidth management and switching capabilities for the delivery of services such as voice, video, and data over a packet-based infrastructure. The assets purchased include Lantern’s Metro Packet Switch system, which incorporates advanced bandwidth management and Quality-of-Services techniques supporting deterministic services over an all packet edge infrastructure, which will form the foundation for a new generation of the Registrant’s digital video transport product line. These assets became part of the Registrant’s Broadband Communications Products Division. The purchase price for the acquisition was $20.0 million, subject to certain adjustments. The nature and amount of consideration paid in connection with the acquisition was determined based on arms-length negotiations between the Registrant and Lantern. The Registrant used its available working capital to fund the acquisition. The acquisition is being accounted for as a purchase. Any excess of the purchase price and related costs over the fair value of the acquired net assets of the business will be recorded as goodwill. Assets acquired by the Registrant consist primarily of inventory, fixed assets, contractual rights and obligations, intellectual property and equipment which were used by Lantern in its operations. The Registrant will continue to use such assets in the same manner as the assets were used by Lantern.

Item 7. Financial Statements and Exhibits

(c) Exhibits

2.1 Acquisition Agreement dated as of May 14, 2004, by and among the Registrant, Broadband Royalty Corporation and Lantern Communications, Inc. and amendment dated as of May 28, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

C-COR.net Corp.
(Registrant)

June 7, 2004

By:	/s/ David A. Woodle
Name:	David A. Woodle
Title:	Chief Executive Officer